Exhibit 99.1

International DisplayWorks Announces Acquisition of Color Display Manufacturing Equipment
April 13, 2004 10:49:00 AM ET

Acquires High-End TFT Display Assembly Equipment and Color Liquid Crystal Display Equipment to Expand Offerings and Capacity

International DisplayWorks, Inc. IDWK today announced it has entered into a binding Memorandum of Understanding to purchase equipment for the production of color displays and module assemblies. The company is acquiring substantially all the equipment from Grand Pacific Optoelectronics of Taiwan for approximately $6 million and anticipates costs of $2 million for installation at its facilities in the PRC.

This purchase gives International DisplayWorks the capability to produce approximately 3 million Color Super Twisted Nematic (CSTN) displays for applications such as cellular phones and assemble 1.2 million thin-film transistor (TFT) display modules of cellular phone-size per month. The company expects the TFT assembly to be integrated with its existing plant and on-line by the end of June, with the CSTN line in production by the end of October.

Stephen C. Kircher, Chairman and Chief Executive Officer of International DisplayWorks, Inc., commented, "This acquisition of these assets dramatically expands our LCD capacity and provides the technology for our entry into color displays as we are purchasing a turnkey end-to-end line that has already been proven in production. The movement in the market place from monochrome to color displays is well established. This purchase positions IDW to take advantage of the significantly higher sales prices per panel that color commands and thus benefit from the consequent anticipated growth in revenue. These assets had an original purchase price of approximately $37 million (unaudited). We have been able to negotiate a favorable agreement for their acquisition. I am excited about the potential this brings IDW and our customers and the new markets this opens for IDW."

The MOU calls for completion of the contract by April 30th with a deposit of $3 million to be paid into Escrow with closing, subject to certain conditions, and payment of the balance no later than May 30th, 2004.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW owns 270,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 1,750 persons. Sales offices are located in Rocklin, CA, Ann Arbor, MI, Hong Kong, the United Kingdom and Shenzhen, PRC. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or

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implied by these forward-looking  statements.  For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Contact   Information:   International   DisplayWorks,   Inc.  Stephen  Kircher,
916-415-0864  or  Hayden  Communications,   Inc.  Matthew  Hayden,  843-272-4653
matt@haydenir.com